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CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
OwnerTel, Inc.
Atlanta, Georgia

We consent to the reference to our firm under the caption "Experts" and the use in the Form SB-2 (Post Effective Amendment No. 2) of OwnerTel, Inc. of our report dated July 25, 2001 relating to the balance sheet of OwnerTel, Inc. as of July 2, 2002, and the related statements of operations, changes in stockholders' equity, and cash flows for the day of inception (July 2, 2001).

/s/ Rodefer Moss & Co, PLLC

Knoxville, Tennessee
June 18, 2002

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CONSENT OF INDEPENDENT AUDITORS